Exhibit 99.2

DILIsym Services, Inc.

Financial Statements

Unaudited Balance Sheet of DILIsym Services, Inc. as of May 31, 2017

and

Unaudited Statements of Operations for the Five Months ended May 31, 2017 and 2016.

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DILIsym Services Inc.

Balance sheet

May 31, 2017

(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$1,726,115
Accounts receivable, net	254,976
Prepaid expenses and other current assets	23,351
Deferred income taxes	63,032
Total current assets	2,067,474
Long-term assets
Capitalized computer software development costs, net of accumulated amortization	7,729
Property and equipment, net	10,237
Intellectual property, net of accumulated amortization	143,207
Total assets	$2,228,647

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$23,744
Accrued payroll and other expenses	101,375
Deferred revenue	1,120,617
Total current liabilities	1,245,736

Commitments and contingencies

Shareholders' equity
Common stock, $0.0001 par value	776
Additional paid-in capital	15,788
Treasury stock	(300,000)
Retained earnings	1,266,347

Total shareholders' equity	982,911

Total liabilities and shareholders' equity	$2,228,647

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DILIsym Services Inc.

Statements of Operations

For the five months ended May 31, 2017 and 2016

(Unaudited)

	2017	2016

Net revenues	$1,849,418	$1,498,113
Cost of revenues	650,406	354,154
Gross profit	1,199,012	1,143,959
Operating expenses
Selling, general, and administrative	505,183	250,255
Research and development	201,557	184,879
Total operating expenses	706,740	435,134

Income from operations	492,272	708,825

Other income (expense)
Interest income	106	41
Interest expense	–	(720)
Total other income (expense)	106	(679)

Income before income taxes	492,378	708,146

Provision for income taxes	(178,668)	(269,095)
Net Income	$313,710	$439,051

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